FORM 10f-3

                               THE BLACKROCK FUNDS

                        Record of Securities Purchased
                    Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock AMT-Free
	Municipal Bond Portfolio (BR-MUNI), BlackRock National
	Municipal Fund (BR-NATL)

2.	Issuer:    JEA Bulk Power Supply System

3.	Date of Purchase:  11/18/2008

4.	Underwriter from whom purchased:  J.P. Morgan
	Securities Inc.

5.	Name of Affiliated Underwriter (as defined in the
	Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

	a.	List Members of Underwriting Syndicate:
		J.P. Morgan Securities Inc., Citi, Banc of America Securities LLC, Barclays Capital Inc., Goldman,
		Sachs & Co., Merrill Lynch & Co., Morgan Stanley and
		Co. Incorporated

6.	Aggregate principal amount purchased (out of total
	offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BR-MUNI) $2,000,000 out of $77,945,000; (BR-NATL) $8,225,000 out of $77,945,000.

7.	Aggregate principal amount purchased by funds advised
	by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of
	total number of shares offered)):   $10,225,000 out of
	$77,945,000

8.	Purchase price (net of fees and expenses):  $101.128

9.	Date offering commenced (if different from Date of
	Purchase):  11/16/2008

10.	Offering price at end of first day on which any sales
	were made:

11.	Have the following conditions been satisfied:		Yes	No
	a.	The securities are part of an issue registered
		under the Securities Act of 1933, as
		amended, which is being offered to the
		public, or are Eligible Municipal
		Securities, or are securities sold in an
		Eligible Foreign Offering or are securities
		sold in an Eligible Rule 144A Offering or part
		of an issue of government securities.	         Y _X_  N ___

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.				   Y _X_  N ___

	c.	The underwriting was a firm commitment
		underwriting.					         Y _X_  N ___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.	   Y _X_  N ___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).	  Y _X_  N ___

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					              Y _X_  N ___


Received from:  _   Marc  Cataneo_
Date:       _12/04/08___